EXHIBIT 10.31

TENTH AMENDMENT TO FOURTH AMENDED AND RESTATED

REVOLVING CREDIT AND SECURITY AGREEMENT

THIS TENTH AMENDMENT TO FOURTH AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT (the “Amendment”) is made this 15th day of February, 2005, by and among WinCup Holdings, Inc., Radnor Chemical Corporation, StyroChem U.S., Ltd., Radnor Holdings Corporation (“Radnor”), Radnor Delaware II, Inc., StyroChem Delaware, Inc., WinCup Texas, Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup GP, L.L.C., and WinCup LP, L.L.C. (each individually a “Borrower” and collectively, “Borrowers”), and PNC Bank, National Association (“PNC”), as Lead Arranger and Administrative Agent (defined below), Fleet Capital Corporation (“Fleet”), as Documentation Agent (defined below) and Lenders (defined below).

BACKGROUND

A. On December 26, 2001, Borrowers, the financial institutions which are now or which hereafter become a party thereto (individually, a “Lender” and collectively, the “Lenders”), and PNC, as agent for Lenders (PNC in such capacity, the “Agent”) entered into a certain Fourth Amended and Restated Revolving Credit and Security Agreement (as amended, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. The Loan Agreement and all other documents executed in connection therewith are collectively referred to as the “Existing Financing Agreements.” All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement. In the case of a direct conflict between the provisions of the Loan Agreement and the provisions of this Amendment, the provisions hereof shall prevail.

B. Borrowers, Agent and Lenders modified certain definitions, terms and conditions contained in the Loan Agreement pursuant to that (i) certain First Amendment to Revolving Credit and Security Agreement dated February 4, 2002 to facilitate the execution of a Commitment Transfer Supplement by and between Lenders and Fleet Capital Corporation, (ii) certain Letter Agreement, dated as of March 21, 2002, among Borrowers, Agent and Lenders, (iii) certain Second Amendment to Revolving Credit, Term Loan and Security Agreement dated March 5, 2003, (iv) certain Third Amendment to Revolving Credit, Term Loan and Security Agreement dated August 1, 2003, (v) certain Fourth Amendment to Revolving Credit, Term Loan and Security Agreement dated September 12, 2003, (vi) certain Fifth Amendment to Revolving Credit, Term Loan and Security Agreement dated October 27, 2003, (vii) certain Sixth Amendment to Revolving Credit, Term Loan and Security Agreement dated November 17, 2003, (viii) certain Seventh Amendment to Revolving Credit, Term Loan and Security Agreement dated March 12, 2004, (ix) certain Eighth Amendment to Revolving Credit, Term Loan and Security Agreement dated April 27, 2004 and (x) certain Ninth Amendment to Revolving Credit and Security Agreement dated September 27, 2004.

C. The Borrowers have requested and the Agent has agreed to modify certain definitions, terms and conditions in the Loan Agreement.

D. The parties have agreed, subject to the terms and conditions of this Amendment, to modify and amend the Existing Financing Agreements.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1. Upon the Effective Date, the Loan Agreement shall be amended as follows:

(a) Section I of the Loan Agreement shall be amended as follows:

(i) The definitions of “Capital Event”, “EBITDA”, “Fixed Charge Coverage Ratio”, “Maximum Loan Amount” and “Maximum Revolving Advance Amount” shall be deleted in their entirety and replaced as follows:

“Capital Event” shall mean the occurrence of any of the following: (i) a sale of non-core assets (other than by the sale of any of the Secured Note Collateral) as agreed by Borrowers and Agent; (ii) a completion of a qualified IPO; (iii) a paydown on the Note; or (iv) any other transaction in which Borrowers raise equity capital or reduce outstanding shareholder loans.

“EBITDA” shall mean Net Income plus interest expense, taxes, depreciation and amortization deducted in calculating Net Income for such period, determined in accordance with GAAP, excluding (i) any gain or loss resulting from foreign currency translation adjustments and (ii) IPO costs incurred and capitalized in 2003 and 2004.

“Fixed Charge Coverage Ratio” for any period shall mean with respect to any fiscal period the ratio of (a) EBITDA minus unfinanced capital expenditures and all distributions and dividends made during such period to (b) all Debt Payments made during such period. For purposes of this calculation, (i) amounts received by Lenders from one or more Capital Events and applied to reduce Revolving Advances not to exceed the amount of such unfinanced capital expenditures shall reduce the amount of unfinanced capital expenditures subtracted from EBITDA, and (ii) Borrowers shall be entitled to allocate up to $14,000,000 against unfinanced capital expenditures for fiscal year 2005 from proceeds received from one or more Capital Events.

“Maximum Loan Amount” shall mean Seventy Five Million Dollars ($75,000,000).

“Maximum Revolving Advance Amount” shall mean Seventy Million Dollars ($70,000,000) provided that if (i) Borrowers have repaid the outstanding principal balance of Advances by an amount not less than Twenty Million Dollars ($20,000,000) from the net proceeds of one or more Capital Event(s) or (ii) Borrowers demonstrate that the Borrowing Base (without giving effect to the Note Advance) is in excess of $65,000,000 (each an “Increase Condition”), then upon such event, Maximum Revolving Advance Amount shall mean Seventy Five Million Dollars ($75,000,000); provided further that, if Borrowers do not meet an Increase Condition on or before May 1, 2005, then commencing on May 1, 2005 and at all times thereafter until Borrowers satisfy an Increase Condition, Maximum Revolving Advance Amount shall mean Sixty Five Million Dollars ($65,000,000).

(ii) The definitions “Note” and “Note Advance” shall be added to Section I of the Loan Agreement as follows:

“Note” shall mean that certain Promissory Note in the original principal amount of Eighteen Million Eight Hundred Seventy Six Thousand One Hundred Ninety Seven and 00/100 Dollars ($18,876,197.00) executed by Radnor Investment Advisors, L.P. in favor of Radnor Investments III, Inc. dated January 31, 2005.

“Note Advance” shall mean an amount equal to Eight Million Dollars ($8,000,000) until the earlier of: (i) May 1, 2005 or (ii) net proceeds from one or more Capital Events in excess of $12,000,000 are applied to pay down Revolving Advances, at which time in any case the Note Advance shall be Zero Dollars ($0); provided however, in the event such Capital Event occurs and such net proceeds in excess of $12,000,000 but not more than $20,000,000 are applied prior to May 1, 2005, Borrowers may, so long as no Default or Event of Default has occurred or is continuing, elect to maintain the Note Advance at an amount equal to Four Million Dollars ($4,000,000) through May 1, 2005 upon written notice to Agent, and payment of the fees set forth in any fee letter among Agent, Lenders and Borrowers.

(b) Section II of the Loan Agreement shall be amended as follows:

(i) Section 2.1(a) shall be deleted in its entirety and replaced as follows:

(a) Subject to the terms and conditions set forth in this Agreement, including, without limitation, Section 2.1(b), each Lender, severally and not jointly, agrees to make Revolving Advances to Borrowers in accordance with the procedures provided for herein in an aggregate amount outstanding at any time not greater than such Lender’s Commitment Percentage of the Borrowing Base (as defined below) minus the undrawn or unreimbursed amount of outstanding Letters of Credit unless Borrowers have deposited with Agent cash collateral in such amounts and in accordance with Section 3.2. For purposes hereof, “Borrowing Base” shall mean the lesser of (x) the Maximum Revolving Advance Amount or (y) the sum of:

(i) up to 85%, subject to the provisions of Section 2.1(b) hereof (“Receivables Advance Rate”), of Eligible Receivables, plus

(ii) the lesser of (x) $1,000,000 or (y) up to 85%, subject to the provisions of 2.1(b) hereof (“Canadian Receivables Advance Rate”), of Eligible Canadian Receivables, plus

(iii) the lesser of (x) $35,000,000 or (y) up to 60%, subject to the provisions of Section 2.1(b) hereof (“Inventory Advance Rate”), of Eligible Inventory of Borrowers (the Receivables Advance Rate, the Canadian Receivables Advance Rate and the Inventory Advance Rate shall be referred to, collectively, as the “Advance Rates”), plus

(iv) the Note Advance, minus

(v) such reserves as Agent may, in a commercially reasonable manner, reasonably deem proper and necessary.

The amount derived from the sum of Sections 2.1(a)(y)(i), (ii), (iii) and (iv) minus (v) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

(ii) Section 2.14 shall be deleted in its entirety and replaced as follows:

2.14 Mandatory Prepayments. Upon the occurrence of a Capital Event, Borrowers shall repay the Advances in an amount equal to the net proceeds received in connection with such Capital Event, such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such proceeds, and until the date of payment, such proceeds shall be held in trust for Agent.

(c) Section VI of the Loan Agreement shall be amended as follows:

(i) Section 6.5 of the Loan Agreement shall be deleted in its entirety and replaced as follows:

6.5. Fixed Charge Coverage Ratio for Radnor on a Consolidated Basis. Cause to be maintained a Fixed Charge Coverage Ratio for Radnor on a Consolidated Basis to be calculated at the end of each fiscal quarter, based on the most recent: (i) four fiscal quarters then ended with respect to the test period ending December 31, 2004; (ii) one fiscal quarter then ended with respect to the test period ending March 31, 2005; (iii) two fiscal quarters then ended with respect to the test period ending June 30, 2005; (iv) three fiscal quarters then ended with respect to the test period ending September 30, 2005; and (v) most recent four fiscal quarters then ended with respect to the test period ending December 31, 2005 and for each test period thereafter (for purposes of calculating the Fixed Charge Coverage Ratio, the amount of interest expense attributable to the Senior Notes shall be equal to one-quarter of the annual interest expense for each quarter included in the test period) equal to or greater than the amounts set forth below for the periods set forth below:

Period	Fixed Charge Coverage Ratio
December 31, 2004	.68 to 1.00;
March 31, 2005	.80 to 1.00;
June 30, 2005	1.10 to 1.00; and
September 30, 2005 and each quarter thereafter	1.15 to 1.00

(ii) Section 6.6 shall be deleted in its entirety and replaced as follows:

6.6. Funded Debt to EBITDA Ratio. Cause to be maintained a Funded Debt to EBITDA Ratio for Radnor on a Consolidated Basis to be calculated at the end of each fiscal quarter, based on the most recent: (i) four fiscal quarters then ended with respect to the test period ending December 31, 2004; (ii) two fiscal quarters then ended annualized with respect to the test period ending June 30, 2005; (iii) three fiscal quarters then ended annualized with respect to the test period ending September 30, 2005; and (iv) most recent four fiscal quarters then ended with respect to the test period ending December 31, 2005 and for each test period thereafter not greater than the amounts set forth below for the periods set forth below:

Period	Funded Debt to EBITDA Ratio
December 31, 2004	7.70 to 1.00;
June 30, 2005	7.20 to 1.00;
September 30, 2005	6.20 to 1.00;
December 31, 2005	5.25 to 1.00;
March 31, 2006	5.00 to 1.00;
June 30, 2006	4.50 to 1.00;
September 30, 2006	4.25 to 1.00;
December 31, 2006	4.00 to 1.00; and
March 31, 2007 and each quarter thereafter	3.75 to 1.00

(d) Section VII of the Loan Agreement shall be amended as follows:

(i) Section 7.3 shall be deleted in its entirety and replaced as follows:

7.3. Guarantees. Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise except (a) as disclosed on Schedule 7.3, (b) the endorsement of checks in the ordinary course of business, (c) guarantees provided by guarantors in connection with the Secured Indenture, the Secured Notes and Secured Notes Collateral Documents, (d) guarantees by any one or more Borrowers of trade debt of any other Borrower and Indebtedness of any other Borrower which is permitted to be incurred under Section 7.8 of this Agreement, (e) a line of credit for StyroChem Finland Oy not exceeding 7,500,000 Euros, and (f) other unsecured guarantees not to exceed a liability of $5,000,000 in the aggregate at any one time.

(ii) Section 7.6 shall be deleted and replaced as follows:

7.6 Capital Expenditures. Purchase or make any expenditure for fixed or capital assets (including capitalized leases) in an amount in excess of (i) $35,000,000 during fiscal year ending December 31, 2004 with respect to Radnor on a Consolidated Basis, (ii) $10,000,000 (or $25,000,000 in the event that (A) Borrowers repay the Advances by an amount not less than $20,000,000 from the net proceeds of one or more Capital Events, and (B) the Note Advance has been terminated and any Advances outstanding thereunder have been repaid; provided that, no more than $4,500,000 of unfinanced capitalized expenditures shall be incurred in any fiscal quarter commencing quarter ending March 31, 2005) during fiscal year ending December 31, 2005 with respect to Radnor on a Consolidated Basis and (iii) $25,000,000 during any fiscal year thereafter with respect to Radnor on a Consolidated Basis.

(e) Section X of the Loan Agreement shall be amended by adding a new Section 10.21 as follows:

10.21. if there occurs a financing or sale of any entity owned by Radnor Investment Advisors, L.P. (“RIALP”) and RIALP does not (i) receive either as a distribution or as a loan the equivalent of its ownership interest in (A) the net proceeds of such financing (except for working capital requirements of the business financed) or (B) the net proceeds of such sale, and (ii) apply such net proceeds to the repayment of the Note.

2. Representations and Warranties. Each Borrower hereby:

(a) reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the other Existing Financing Agreements and confirms that all are true and correct as of the date hereof;

(b) except as set forth on Schedule 2(a) attached hereto, reaffirms all of the covenants contained in the Loan Agreement, as amended hereby, and covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders, of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c) represents and warrants that no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;

(d) represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary corporate, partnership or limited liability company action, as applicable, and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its organizational documents or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e) represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms.

3. Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective upon satisfaction of the following conditions precedent (the “Effective Date”) (all documents to be in form and substance satisfactory to Agent and Agent’s counsel):

(a) Agent shall have received all fees which are due and payable to Agent or to the Lenders as required by the Loan Agreement, this Amendment or any fee letter entered into by Borrowers and Agent and/or Lenders;

(b) Each Lender shall have received a fully executed copy of its revolving credit note;

(c) Agent shall have received a fully executed collateral assignment, in form and substance satisfactory to Agent, of the Note;

(d) Agent shall have received the executed legal opinion of Duane Morris LLP and such other counsel as requested by Agent each in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Amendment, and related agreements as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(e) Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of each Borrower and Guarantor authorizing (i) the execution, delivery and performance of this Amendment, the Revolving Credit Note, and any related agreements; and

(f) Agent shall have received all other documents, agreements or information as required by Agent in its sole discretion.

4. Further Assurances and Affirmative Covenants. Each Borrower hereby:

(a) agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment; and

(b) covenants, represents and warrants that Radnor shall cause Radnor Investments III, Inc. to distribute, within one (1) Business Day of receipt thereof, any and all proceeds received as repayment of the Note to Radnor, which proceeds shall be delivered to Agent and applied by Agent to reduce the outstanding balance of Revolving Advances.

5. Negative Covenants: Borrowers shall not, other than in favor of Agent and Lenders, permit (i) any Lien to be granted on any assets of Radnor Investment Advisors, L.P., or (ii) a negative pledge to be executed with any Person with respect to any assets of Radnor Investment Advisors, L.P., until an amount in excess of $20,000,000 of net proceeds from one or more Capital Events is applied to pay down Revolving Advances, the Note Advance has been terminated and no Default or Event of Default has occurred or is continuing.

6. Payment of Expenses. Borrowers shall pay or reimburse Agent and Lenders for their reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

7. Reaffirmation of Loan Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement and all other of the Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

8. Miscellaneous.

(a) Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b) Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d) Governing Law. The terms and conditions of this Amendment shall be governed by the laws of the Commonwealth of Pennsylvania.

(e) Counterparts. This Amendment may be executed in any number of counterparts and by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(f) Effective Date. This Amendment shall be effective as of December 31, 2004.

[SIGNATURES TO FOLLOW ON SEPARATE PAGES]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

RADNOR CHEMICAL CORPORATION
STYROCHEM DELAWARE, INC.
RADNOR DELAWARE II, INC.
STYROCHEM GP, LLC
By:	Radnor Chemical Corporation,
its Sole Member
STYROCHEM LP, LLC
By:	Radnor Chemical Corporation,
its Sole Member
STYROCHEM U.S., LTD.,
By:	StyroChem GP, LLC, its General Partner
By:	Radnor Chemical Corporation,
its Sole Member

By:	/s/ R. Radcliffe Hastings
R. Radcliffe Hastings, Executive Vice President

RADNOR HOLDINGS CORPORATION
WINCUP HOLDINGS, INC.
WINCUP GP, LLC
By:	WinCup Holdings, Inc.,
its Sole Member
WINCUP LP, LLC
By:	WinCup Holdings, Inc.
its Sole Member
WINCUP TEXAS, LTD.
By:	WinCup GP, LLC
its General Partner
By:	WinCup Holdings, Inc.
its Sole Member

By:	/s/ R. Radcliffe Hastings
R. Radcliffe Hastings, Executive Vice President

Signature Page 1 of 3

Agents:
PNC BANK, NATIONAL ASSOCIATION,
as Lead Arranger and Administrative Agent

By:	/s/ Janeann Fehrle
Janeann Fehrle, Vice President

FLEET CAPITAL CORPORATION,
as Documentation Agent

By:	/s/ Robert Anchundia
Robert Anchundia, Vice President

Lenders: PNC BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Janeann Fehrle
Janeann Fehrle, Vice President
Commitment Percentage: 33.3333%

FLEET CAPITAL CORPORATION,
as Lender

By:	/s/ Robert Anchundia
Robert Anchundia, Vice President
Commitment Percentage: 27.7778%

LASALLE BUSINESS CREDIT, LLC,
as Lender

By:	/s/ Ellen T. Cook
Ellen T. Cook, First Vice President
Commitment Percentage: 27.7778%

Signature Page 2 of 3

FIFTH THIRD BANK,
as Lender

By:	/s/ Donald K. Mitchell
Donald K. Mitchell, Vice President
Commitment Percentage: 11.1111%

Signature Page 3 of 3

Schedule 2(a)

1. WinCup is currently not in good standing in Missouri due to its failure to file a 2004 annual report, and the tax clearance required for issuance of a good standing certificate will not be issued until 30-45 days after the date hereof.

Schedule 2(a) of Tenth Amendment